UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2015

FS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35589	45-4585178
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6920 220th Street SW, Suite 200, Mountlake Terrace, Washington	98043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (425) 771-5299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 1, 2015,  1st Security Bank, the wholly owned subsidiary of FS Bancorp, Inc. entered into a Purchase and Assumption Agreement (“Agreement”) for the acquisition of deposits totaling approximately $268 million, loans totaling less than $1 million in balances, and related assets, from the Bank of America Corporation.  The acquisition includes the branch banking operations of a total of four branches.  Two of the branches are located in Clallam County, Washington and the other two branches are located in Jefferson County, Washington.  The purchase of the branches is subject to regulatory approval and the satisfaction of customary closing conditions.  A copy of the Agreement and press release describing this transaction is attached to this filing as Exhibits 2.1 and 99.1, respectively.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is being furnished herewith:

Exhibit No.	Description
2.1
Purchase and Assumption Agreement between Bank of America, National Association and  1st Security Bank dated September 1, 2015 (pursuant to Item 601(b)(2) of Regulation S-K the schedules and exhibits to this Agreement have been omitted from this filing).

99.1	Press Release dated September 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2015	FS BANCORP, INC.

/s/ Matthew D. Mullet
Matthew D. Mullet
Chief Financial Officer (Principal Financial and Accounting Officer)